

                                  NSAR ITEM 77O

                                 VK Harbor Fund
                               10f-3 Transactions

  Underwriting #           Underwriting                   Purchased From         Amount of shares         % of        Date of
                                                                                    Purchased         Underwriting    Purchase


         1                  Amazon.com                   CS First Boston            2,553,000            0.204%       01/29/99
                                                               DLJ
         2                   LSI Logic                      JP Morgan               1,700,000            0.567%       03/16/99
                                                        Robertson Stephens
         3            Ziff-Davis Inc.-ZD Net              Goldman Sachs                36,200            0.362%       03/30/99
                                                               DLJ
                                                        Hambrecht & Quist


Other Firms participating in Underwriting:

Underwriting for #1

Morgan Stanley Dean Witter
Credit Suisse First Boston
Donaldson, Lufkin & Jenrette


Underwriting for #2

Morgan Stanley & Co. Incorporated
BancBoston Robertson Stephens
JP Morgan & Co.

Underwriting for #3

Goldman, Sachs & Co.
Donaldson, Lufkin & Jenrette Securities Corp
Hambrecht & Quist
ABN AMRO Inc
CIBC Oppenheimer Corp
LaSalle St. Securities, Inc
Lazard Freres & Co
Merrill Lynch, Pierce, Fenner & Smith Inc.
Morgan Stanley & Co.
Wit Capital Corp.